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                                                                   Exhibit 10.12

                               THE GRADALL COMPANY
                            BENEFIT RESTORATION PLAN
                      ARTICLE I - ESTABLISHMENT AND PURPOSE

         1.1 ESTABLISHMENT. The Gradall Company (the "Company"), hereby establishes, effective as of August 30, 1995, an unfunded retirement benefit plan to be known as the "THE GRADALL COMPANY BENEFIT RESTORATION PLAN" (the "plan").

         1.2 PURPOSE. The general purpose of this plan is to provide the amount of the benefit which would have otherwise been paid under the Company's Employees' Retirement Plan (effective October 28, 1983) as it was constituted on December 31, 1987, but which cannot be paid due to revisions in the Employees' Retirement Plan As Amended and Restated January 1, 1988 to comply with tax law changes.

         1.3 APPLICATION OF PLAN. The terms of this plan are applicable only to employees of the Company who are in the active employ of the Company on or after the effective date of the plan.

                    ARTICLE II - DEFINITIONS AND CONSTRUCTION

         2.1 DEFINITIONS. Unless otherwise indicated, the terms used in this plan shall have the same meaning as they have under the pension plan in effect on the applicable date.

         2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine terminology when used in the plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.

         2.3 SEVERABILITY. In the event any provision of the plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the plan, but the plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the plan.

         2.4 APPLICABLE LAW. This plan shall be governed and construed in accordance with the laws of the State of Ohio.

         2.5 PLAN NOT AN EMPLOYMENT CONTRACT. This plan is not an employment contract. It does not give to any person the right to be continued in
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employment, and all employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge, or any other change of employment status.

                           ARTICLE III - PARTICIPATION

         3.1 PARTICIPANTS. The Committee shall determine if an employee of the Company is eligible to participate in the plan. An employee of the Company shall be considered for participation in this plan when his annual pension benefit under the Employees' Retirement Plan (effective October 28, 1983) as it was constituted on December 31, 1987, is reduced on account of changes in the pension formula in the Employees' Retirement Plan as Amended and Restated January 1, 1988.

Attached in Appendix A are the affected participants. Additional employees may be added as participants if they meet the criteria and are part of the select group of management or are highly compensated as determined by the Committee.

                              ARTICLE IV - BENEFITS

         4.1 AMOUNT OF BENEFITS.


                  (a) GENERAL. The monthly benefit payable at actual retirement under this plan to the participant shall be equal to the difference between the amount in (1) and the amount in (2) where --

                           (1) is the amount of the monthly benefit that would be payable under the Employees' Retirement Plan (effective October 28,
         1983) as it was constituted on December 31, 1987, in the form of a single life annuity.

                           (2) is the amount of the monthly benefit actually payable under the Employees' Retirement Plan As Amended and Restated January 1, 1988, in the form of a single life annuity.

The existence of a qualified domestic relations order does not affect the calculation of the benefit under (a)(1) or (a)(2).

                  (b) OTHER FORMS. Alternative forms of benefit payout can be elected prior to the retirement date. The benefit will be adjusted using actuarial factors used in the pension plan. In addition, a lump sum amount will be calculated and will be included as an alternative form of benefit under this plan.

                  (c) PLAN TERMINATION. In the event that the pension plan is terminated, one of the following should occur --


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                           (1) If the pension plan is merged or replaced, then
         the benefit calculated in 4.1(a)(2) will be based on the pension plan in effect.

                           (2) If the pension plan is settled through the purchase of deferred annuities or a lump sum payment in cash, then the benefit in 4.1 will be determined and settled in a similar fashion at the effective date of the settlement.

         4.2 COMMENCEMENT DATE. Benefits payable under this plan shall commence on or about the same date that benefits commence under the pension plan.

         4.3 VESTING. A participant shall become vested in the benefit payable under Section 4.1 at the same time that he becomes vested under the pension plan.

         4.4 DEATH BENEFITS. No death benefit shall be paid under this plan except as provided in this section. A death benefit shall be payable to a surviving spouse or other designated beneficiary of the participant if a death benefit is payable under the terms of the pension plan. Such death benefit shall be computed using the same factors and assumptions used to compute the applicable death benefit under the pension plan and shall be paid in the same form as such death benefit, except that the amount of the death benefit shall be computed with respect to the amount of the benefit the participant accrues under this plan.

         4.5 FUNDING. All amounts paid under this plan shall be paid in cash from the general assets of the Company. Benefits shall be reflected on the accounting records of the Company but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No employee shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Company may purchase, establish, or accumulate to aid in providing the benefits described in this plan. Nothing contained in this plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and an employee or any other person. Neither an employee or a beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor.

         4.6 TAX WITHHOLDING. The Company may withhold from a payment any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

         4.7 NONTRANSFERABILITY. An employee or his beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this plan, nor shall rights be assigned or transferred by operation of law.


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                           ARTICLE V - ADMINISTRATION

         5.1 ADMINISTRATION. The plan shall be administered by the Compensation Committee of the Board.

         5.2 FINALITY OF DETERMINATION. The determination of the Committee as to any disputed questions arising under this plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

         5.3 EXPENSES. The expenses of administering the plan shall be borne by the Company.

         5.4 INDEMNIFICATION AND EXCULPATION. The members of the Committee, its agents, and officers, directors, and employees of the Company and its affiliates shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this plan and against and from any and all amounts paid by them in settlement (with the Company's written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person's gross negligence or willful misconduct.

                          ARTICLE VI - CLAIMS PROCEDURE

         6.1 WRITTEN CLAIM. Benefits shall be paid in accordance with the provisions of this agreement. The participant, or a designated recipient or any other person claiming through the participant shall make a written request for benefits under this agreement. This written claim shall be mailed or delivered to the named fiduciary. Such claim shall be reviewed by the named fiduciary or his delegate. The named fiduciary for this plan shall be the same as the named fiduciary of the Company's pension plan.

         6.2 DENIED CLAIM. If the claim is denied, in full or in part, the named fiduciary shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

         6.3 REVIEW PROCEDURE. If the claim is denied and a review is desired, the participant (or beneficiary) shall notify the named fiduciary in writing within sixty (60) days (a claim shall be deemed denied if the named fiduciary does not take any action within the aforesaid ninety (90) day period) after receipt of the written notice of denial. In requesting a review, the participant


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or his beneficiary may request a review of the plan document or other pertinent documents with regard to the employee benefit plan created under this agreement, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the committee.

         6.4 COMMITTEE REVIEW. The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to specific provisions of this plan on which the decision is based.

                ARTICLE VII - MERGER, AMENDMENT, AND TERMINATION

         7.1 MERGER, CONSOLIDATION, OR ACQUISITION. The plan shall be binding upon the Company, its assigns, and any successor Company which shall succeed to substantially all of its assets and business through merger, consolidation or acquisition.

         7.2 AMENDMENT AND TERMINATION. The Board of Directors of the Company may amend, modify, or terminate the plan at any time. In the event of a termination of the plan pursuant to this section, unpaid benefits shall continue to be an obligation of the Company and shall be paid as scheduled.

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 31st day of AUGUST, 1995, effective as of the 30th day of AUGUST, 1995.

                                         THE GRADALL COMPANY


                                     By: /s/ Barry Phillips
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ATTEST:


By:
   -------------------------

[SEAL]


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                                   APPENDIX A

                               THE GRADALL COMPANY

        The participants in the Benefit Restoration Plan are as follows:

                                  James Cahill

                                  Bruce Jonker

                                    John Gano

                                 William English

                                  Stanley Swope

                                Michael Haberman

                                   Ky Kuehling

                                  Everett Evans

                                 Phillip Keller